SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – September 30, 2005

MELLON FINANCIAL CORPORATION

(Exact name of registrant as specified in charter)

Pennsylvania	1-7410	25-1233834
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Mellon Center 500 Grant Street Pittsburgh, Pennsylvania	15258
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code – (412) 234-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.

Mellon Investor Services LLC (“MIS”), the transfer agent subsidiary of Mellon Financial Corporation, has received a “Wells Notice” from the Philadelphia District Office of the Securities and Exchange Commission indicating that the staff intends to recommend that the Commission bring a civil injunctive action against MIS for violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder. A Wells Notice indicates that the SEC’s staff has made a preliminary decision to recommend that the Commission authorize the staff to bring a civil action. However, a Wells Notice is not a formal allegation or proof of wrongdoing. The notice provides MIS the opportunity to respond formally to the SEC staff before the staff makes a final determination whether to recommend that the SEC initiate an action.

The staff has informed MIS that its recommendation relates to MIS’ disclosure practices to its transfer agency (issuer) clients during the period 2001 through late 2004 concerning the receipt of fees from a search firm that performs in-depth searches for “lost” shareholders. Fees received by MIS from this firm during this period aggregate approximately $5 million. MIS believes that the SEC staff has been investigating related practices at other transfer agents. MIS has been cooperating fully with the SEC staff in its investigation and intends to make a submission explaining why it believes that its conduct was lawful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MELLON FINANCIAL CORPORATION

Date: October 6, 2005	By:	/s/ Michael A. Bryson
Michael A. Bryson Chief Financial Officer